EXHIBIT 4.24

                          AMENDMENT TO LETTER AGREEMENT

         This Amendment to Letter Agreement (this "Amendment") is made effective as of May 2, 2005 by and between Crdentia Corp., a Delaware corporation (the "Company"), and MedCap Partners L.P. ("MedCap").

                                    RECITALS

         A. In connection with MedCap's exercise of warrants to purchase 108,334 shares of the Company's Series C Preferred Stock, on March 29, 2005, the Company and MedCap entered into a letter agreement (the "Letter Agreement").

         B. MedCap desires to exercise additional warrants to purchase 22,187 shares of the Company's Series C Preferred Stock (the "Additional Financing").

         C. In connection with the Additional Financing, the Company and MedCap desire to amend certain terms of the Letter Agreement.

         In consideration of the foregoing and the promises and covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows. Any capitalized terms not otherwise defined herein shall have the meanings given such terms in the Letter Agreement:

         1. Amendment to First Paragraph of the Letter Agreement.

         The first paragraph of the Letter Agreement shall be amended and restated to read as follows:

                  "This letter agreement (this "Letter Agreement") reflects certain understandings by and between Crdentia Corp. (the "Company") and MedCap Partners L.P. ("MedCap") in connection with (i) MedCap's exercise of warrants to purchase 108,334 shares of the Company's Series C Preferred Stock on March 29, 2005 and (ii) MedCap's exercise of warrants to purchase 22,187 shares of the Company's Series C Preferred Stock on May 2, 2005 ((i) and (ii) collectively referred to as the "Financing").

         2. Amendment to Section 2(a) of the Letter Agreement.

         The first sentence of Section 2(a) of the Letter Agreement shall be amended and restated to read as follows:

                  "The Company hereby acknowledges and agrees that it will, by the earlier of (i) one (1) business day following the filing of its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 with the Securities and Exchange Commission (the "SEC"), or (ii) the date that is two (2) calendar weeks from the May 2, 2005 closing of the Financing (the "Closing"), file a registration statement with the SEC under the Securities Act of 1933, as amended, covering the resale of all MedCap Shares (as defined below), and use its reasonable efforts to have such registration statement declared effective by the SEC within ninety (90) days of the Closing."

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         3. Distribution of Proceeds. The Company acknowledges and agrees that the proceeds of the Additional Financing shall be distributed as set forth on Schedule A attached hereto.

         4. Representation of the Company. The Company represents that it has timely filed each statement, report and other filing required to be filed with the Securities and Exchange Commission by the Company between March 31, 2005 and the date hereof (the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document prior to the date hereof.

         5. Effect of Amendment. Except as expressly amended, restated or consented to in this Amendment, the Letter Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the Letter Agreement, the terms of this Amendment shall govern and control.

         6. Attorney Fees. The Company acknowledges and agrees that it will pay reasonable attorney's fees and expenses incurred by MedCap in connection with the Additional Financing, including any such reasonable fees in connection with MedCap's filing of a Schedule 13D related to the Additional Financing.

         7. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

         8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         10. Entire Agreement. This Amendment, together with the Letter Agreement and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

CRDENTIA CORP.

By:      /s/ James D. Durham
     --------------------------------
      James D. Durham
      Chief Executive Officer


MEDCAP:

MEDCAP PARTNERS L.P.

By:      MedCap Management & Research LLC
Its:     General Partner

         By:       /s/ C. Fred Toney
              -------------------------
                C. Fred Toney
         Its:   Managing Member

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                                   Schedule A

Dollar Amount of Proceeds            Distribution Instructions
-------------------------            -------------------------

$661,217                             Directly to Morrison & Foerster LLP Account

$670,003                             To the Company